Attachment 77J
The Prudential Investment Portfolios, Inc.
Series 1, 2 & 3

Prudential Jennison Growth Fund (Series 1)

Reclassification of Capital Accounts: The Series accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants Statement of Position 93-2: Determination, Disclosure and Financial Statement Presentation of Income, Capital Gains, and Return of Capital Distributions by Investment Companies. The effect of applying this statement was to decrease net investment loss and paid-in capital by $22,791,308 to reclassify current net operating losses during the year ended September 30, 2001. Net investment income, net realized gains and net assets were not affected by this change.


Prudential Jennison Equity Opportunity Fund (Series 2)

Reclassification of Capital Accounts: The Series accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants Statement of Position 93-2: Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gains, and Return of Capital Distributions by Investment Companies. The effect of applying this statement was to decrease distributions in excess of net investment income by $24,693, decrease accumulated net realized gain on investments by $6,434,501 and increase paid-in capital by $6,409,808 due to the Series treating redemptions as distributions for federal income tax purposes during the year ended September 30, 2001. Net investment income, net realized gains and net assets were not affected by this change.


Prudential Active Balanced Fund (Series 3)

The Fund accounts and reports for distributions to shareholders in accordance with the American Institute of Certified Public Accountants, Statement of Position 93-2: Determination, Disclosure, and Financial Statement Presentation of Income; Capital Gain, and Return of Capital Distributions by Investment Companies. The effect of applying this statement was to decrease undistributed net investment income by $1,108,977, decrease accumulated net realized loss on investments by $962,814 and increase paid-in capital in excess of par by $2,071,791 due to a net operating loss and fore redemptions utilized as distributions for federal income tax purposes during the year ended September 30, 2001. Net investment income, net realized gains and net assets were not affected by this change.